                                                                   EXHIBIT 10.12

                            JOINT VENTURE AGREEMENT


     This Joint Venture Agreement ("Agreement") is deemed entered into as of the Agreement Date, by and between ALC and the Joint Venture which is comprised of ALC and HEI.

                                   ARTICLE 1
                              CERTAIN DEFINITIONS


     1.1 AFFILIATE. "Affiliate" means, when used with reference to ALC, any Person directly or indirectly controlling, controlled by or under common control with ALC.

     1.2 AGREEMENT. "Agreement" means this Joint Venture Agreement, as originally executed and as amended from time to time. Words such as "herein", "hereinafter", "hereto", "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

     1.3  AGREEMENT DATE. "Agreement Date" shall be defined as of April 1,
1997.

     1.4 ALC. "ALC" means, Assisted Living Concepts, Inc., a Nevada corporation.

     1.5 ALC INTEREST. "ALC Interest" shall refer to the ten percent (10%) equity interest of ALC in the Joint Venture.

     1.6 CESSATION OF OPERATIONS. "Cessation of Operations" means voluntary or involuntary cessation of the operation of the Property.

     1.7  DISPOSITION.         "Disposition" or "Dispose" means a sale,
assignment, transfer, or exchange.

     1.8 GAAP. "GAAP" means Generally Accepted Accounting Principles consistently applied on an accrual basis.

     1.9 HEI. "HEI" refers to Health Equity Investors, LLC, a California limited liability company

     1.10 HEI INTEREST.        "HEI Interest" shall refer to the ninety
 percent (90%) equity interest of HEI in the Joint Venture.

     1.11 JOINT VENTURE.       "Joint Venture" is the entity comprised of the
ALC and HEI, subject to the terms and conditions of the Agreement.

     1.12 MANAGEMENT AGREEMENT.    "Management Agreement" shall refer to that
certain Management Agreement, dated as of the Agreement Date, by and between ALC and HEI wherein ALC shall be the exclusive Operator of the Properties.

     1.13 NET LOSS. "Net Loss" shall be defined as the GAAP monthly net loss generated by a Property.

     1.14 NET LOSS PAYMENTS.   "Net Loss Payments" shall refer to the
reimbursement of Net Loss for the Properties by the Joint Venture to ALC and the obligation of HEI and ALC to the Joint Venture in accordance with their respective equity interests in the Joint Venture

     1.15 NET INCOME. "Net Income" shall be defined as the GAAP monthly net income generated by a Property.

     1.16 NET INCOME PAYMENTS. "Net Income Payments" refers to the payments by ALC of Net Income for the Properties to the Joint Venture and the distribution to HEI and ALC in accordance with their respective equity interests in the Joint Venture.

     1.17 NET SALES PROCEEDS. "Net Sales Proceeds" shall mean the gross Disposition proceeds, whether cash, non-cash, or other property, received by ALC from the Disposition of a Property, less Disposition expenses and the amount of obligations secured by the Disposition Property.

     1.18 OPERATOR. "Operator" shall be defined as the Person legally responsible for the management of the operations of the assisted living facility. The Operator of the Properties, if other than ALC, shall be a party to this Agreement and the Management Agreement.

     1.19 PROPERTY OPERATING STATMENT. "Property Operating Statement" refers to the GAAP monthly and quarterly statement of net income and loss for a Property prepared by ALC.

     1.20 PROPERTIES. "Properties" refers to the list of five (5) properties set forth on Exhibit "A" hereto and "Property" refers to each individual property listed on Exhibit "A" hereto.

     1.21 PERSON. "Person" means an individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company, or other entity, whether domestic or foreign.

     1.22 TERM.  "Term" shall have the meaning set forth in Section 2.4.


                                   ARTICLE 2
                     BASIS OF AGREEMENT;  PROPERTIES; TERM

     2.1 BASIS OF AGREEMENT WITH ALC. The Joint Venture agrees to reimburse ALC for the monthly Net Loss generated from each Property during the Term and ALC agrees to remit to the Joint Venture the Net Income generated from each Property during the Term, all subject to the terms and conditions set forth herein.

     2.2 BASIS OF AGREEMENT BETWEEN ALC AND HEI. ALC has an equity interest in the Joint Venture of ten percent (10%) and HEI has an equity interest in the Joint Venture of ninety percent (90%). HEI and ALC are obligated to reimburse the Joint Venture for the Net Loss Payments to ALC and receive distributions from the Joint Venture of Net Income Payments from ALC on a pro rata basis in accordance with their respective equity interests in the Joint Venture.

     2.3 PROPERTIES.    The Properties subject to the terms of this Agreement
are set forth on Exhibit "A" hereto.

     2.4 TERM.   The Term of this Agreement shall commence as of the
Agreement Date and terminate the earlier of (I) a Disposition of all of the Properties, or (ii) the expiration of the useful life of all of the Properties.

                                   ARTICLE 3
                               COVENANTS OF ALC

          3.1  COVENANTS AND REPRESENTATIONS OF ALC.    As an integral
part of this Agreement and as an inducement to HEI, ALC and any Affiliate Operator, agree to the following during the Term:

               3.1.1  to remain the Operator of the Properties;
               3.1.2 not cause nor permit a Cessation of Operations of any of the Properties;
               3.1.3 to operate each Property in compliance with local, state, and federal laws, regulations, and ordinances required to operate an assisted living facility in the jurisdiction in which the Property is located;
               3.1.4 to operate each Property consistent with the standards for assisted living facilities in the jurisdiction in which the Property is located; and
               3.1.5 to Dispose of a Property at not less than fair market value.

     3.2  REPRESENTATIONS  AND WARRANTIES OF ALC.    ALC represents  and
     warrants as of the Agreement Date that:
               3.2.1 ALC or an Affiliate owns fee simple or a leasehold interest to the Properties;
               3.2.2  ALC or an Affiliate is the Operator of the Properties;
               3.2.3 ALC and any Affiliate signator has full authority to execute this Agreement and, this Agreement is a legally binding agreement enforceable in accordance with its terms; and
               3.2.4 the execution and delivery of this Agreement by ALC and any Affiliate signator does not violate, conflict with or constitute a default under any terms of any agreements or contracts to which ALC, any Affiliate signator, and the Properties are subject to or bound.


                                   ARTICLE 4
                    NET LOSS PAYMENTS; NET INCOME PAYMENTS


     4.1  PROCEDURES FOR NET LOSS PAYMENTS AND NET INCOME PAYMENTS.   ALC shall
deliver to the Joint Venture a monthly invoice no later than fifteen (15) days after the end of each calendar month during the Term ("Invoice") providing the Net Loss or Net Income, as the case may be, for each Property. The Invoice shall be accompanied by and based upon a Property Operating Statement for each Property. ALC agrees to provide to the Joint Venture other documents, as reasonably requested by the Joint Venture, to substantiate the Net Loss or Net Income for the Properties as stated in the Invoice.

     4.2 NET LOSS PAYMENTS TO JOINT VENTURE BY HEI AND ALC.    HEI and ALC shall
each pay to the Joint Venture on a pro rata basis in accordance with their equity interests in the Joint Venture, the Net Loss Payments, if any, for each Property within fifteen (15) business days after submission to the Joint Venture by ALC of the Invoice.

     4.3  NET LOSS PAYMENTS FROM JOINT VENTURE TO ALC.    Within twenty (20)
business days after receipt by the Joint Venture of the Invoice for each Property indicating a Net Loss, the Joint Venture shall remit to ALC the aggregate Net Loss Payments for the Properties.

     4.4 NET INCOME PAYMENTS TO JOINT VENTURE BY ALC. Concurrent with the submission by ALC of the Invoice for each Property to the Joint Venture pursuant to Section 4.1 hereof, ALC shall remit to the Joint Venture the Net Income Payments, if any, for each Property.

     4.5 DISTRIBUTIONS OF NET INCOME PAYMENTS TO HEI AND ALC. Within five (5) business days after the receipt by the Joint Venture of the Net Income Payments for the Properties from ALC pursuant to Section 4.4 hereof, the Joint Venture shall distribute such Net Income Payments to HEI and ALC, on a pro rata basis in accordance with their equity interests in the Joint Venture.

     4.6  JOINT VENTURE RIGHT OF AUDIT.    The Joint Venture shall have the
right to review and audit the books and records of the Properties, at any time, but no more often than quarterly, at the expense of the Joint Venture, which expense shall be borne by HEI and ALC pro rata in accordance with their respective equity interests in the Joint Venture. ALC agrees to make its books and records available to the Joint Venture in the event of such audit.


                                   ARTICLE 5
                                    DEFAULT


     5.1 DEFAULT BY ALC. The occurrence of any one of the following beyond applicable grace periods, if any, shall constitute a default by ALC under this Agreement as either or both a party to this Agreement or as an equity participant of the Joint Venture ("Event of Default"):

          (i) Failure to pay when due all monetary obligations under this Agreement, including but not limited to the Net Income Payments and such failure continues for a period of thirty (30) calendar days after written notification by HEI to ALC;

          (ii) Breach of any representations and warranties of ALC under this Agreement;

          (III) ALC commences any proceedings relating to any substantial portion of any Property under any reorganization arrangement, readjustment of debt, dissolution, winding up, adjustment, composition or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or ALC files a petition under any provision of the bankruptcy laws of the United States or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements or reorganizations, or under any state bankruptcy or insolvency act ("Proceeding"); there is commenced against ALC any Proceeding and such Proceeding remains undismissed for a period of forty-five (45) days (or such longer period as HEI may agree); or ALC files an answer in an involuntary Proceeding admitting insolvency or inability to pay debts, or ALC fails to obtain a vacation or stay or dismissal of involuntary Proceedings brought for the reorganization, dissolution or liquidation of ALC within sixty (60) days after the institution of such Proceedings, or ALC is adjudged a bankrupt or any receiver, trustee, liquidator or sequestor of, or for, ALC, or any Property, is appointed and is not discharged within a period of forty-five (45) days; or ALC consents to any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, ALC or any substantial portion of any Property; or any Property becomes subject to the jurisdiction of a Federal bankruptcy court or similar state court, or ALC makes an assignment for the benefit of creditors, or there is an attachment, execution or other judicial seizure of any Property or any portion thereof or of any material portion of the assets of ALC and such seizure is not discharged within ten (10) calendar days.

          (iv) ALC fails to provide the financial information to HEI as required by and within the time periods set forth in the Agreement, and such failure shall continue for more than ten (10) days after HEI has give written notice of said failure to ALC.

          (v) ALC commits a non-monetary default under this Agreement in the performance or compliance with any of the terms, covenants or conditions of this Agreement and said non-monetary default is not cured within thirty (30) calendar days after HEI has give written notice thereof to ALC, or, if said monetary default is of type which is not capable of being cured within the thirty (30) calendar day period, if ALC has not commenced with due diligence and dispatch the cure of said non-monetary default within said thirty (30) calendar day period after HEI's notice to ALC, and thereafter promptly prosecuted the same to completion within ten (10) calendar days after said initial thirty (30) day period.

     5.2  REMEDIES OF JOINT VENTURE.   Upon the occurrence of an Event of
Default under the Agreement with respect to ALC in its role as a party to this Agreement, the Joint Venture, shall at its option, have the right to terminate the Agreement in addition to all of its legal and equitable remedies.

     5.3  REMEDIES OF HEI.   Upon the occurrence of an Event of Default under
the Agreement with respect to ALC's obligations as a equity participant of the Joint Venture, HEI, shall at its option, have the right to terminate the Agreement in addition to all of its legal and equitable remedies.


                                   ARTICLE 6
                              DISPOSITION PROCEEDS


     6.1  DISPOSITION PROCEEDS.     In the event of a Disposition of a Property
("Disposition Property") during the Term of this Agreement, ALC and HEI agree to the following distribution priority of Net Sales Proceeds:

          6.1.1 First, to HEI, in the amount that the HEI contributions of Net Loss Payments exceed distributions of Net Income Payments to HEI for the Disposition Property; and

               6.1.2 Second, the balance, if any, ten percent (10%) to ALC and ninety percent (90%) to HEI.

     6.2 NON-CASH DISPOSITION PROCEEDS. To the extent the Net Sales Proceeds include non-cash proceeds or other property, HEI will receive an assignment of the non-cash proceeds and other property to the extent of the HEI Interest and consistent with the distribution priority set forth in Section 6.1 hereof.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

     7.1  NOTICES.     All notices to be given pursuant to this Agreement shall
be either (i) personally delivered; (ii) sent via certified or registered mail, postage prepaid; (iii) overnight courier (such as Federal Express, DHL, etc.); or (iv) by telecopy transmittal. If sent via certified or registered mail, receipt shall be deemed effective forty-eight (48) hours after being deposited in the United States mail. If sent via overnight courier, receipt shall be deemed effective twenty-four (24) hours after the sending thereof. If sent via telecopy transmission, a confirming copy shall be sent to the sender, and receipt of the telecopy transmitted shall be deemed made twenty-four (24) hours after the sending thereof. All notices to be given pursuant to this Agreement shall be given to the parties at the following respective address.


     to ALC:            Assisted Living Concepts, Inc..
                        9955 S.E. Washington, Suite 201
                        Portland, Oregon  97216
                        Attention:  Chief Financial Officer
                        Telecopier No.:  (503) 257-0828

     with a copy to:    Bullivant Houser Bailey Pendergrass & Hoffman
                        300 Pioneer Tower
                        888 S.W. Fifth Avenue
                        Portland, Oregon 97204-2089
                        Attention:  Sandra Campbell, Esq.
                        Telecopier No.:  (503) 295-0915


     to HEI:            Health Equity Investors, LLC.
                        3401 West 87th Street
                        Leawood, Kansas  66206
                        Attention:  Zachary H. Shafran
                        Telecopier No.:  (913) 236-1890

     with copy to:      C. Michelle Marlo, Esq.
                        2049 Century Park East, Suite 2200
                        Los Angeles, California 90067
                        Telecopier No.:  (310) 785-0254

     7.2  ENTIRE AGREEMENT.   This Agreement, and the Exhibits attached hereto,
represent the final and entire agreement between the parties in connection with the terms and conditions of this Agreement and supersedes and replaces any and all prior and contemporaneous agreements, understandings and communications between the parties, whether oral or written, with regard to the subject matter hereof. There are no oral or written agreements, representations or inducements of any kind existing between the parties relating to this transaction which are not expressly set forth herein. This Agreement may not be modified except by a written agreement signed by all signatories to this Agreement.

     7.3  BINDING EFFECT.     This Agreement shall be binding upon and inure to
the benefit of the parties hereto, their respective heirs, legal representatives, administrators, successors in interest and assigns.

     7.4  WAIVER.    No waiver by any party at any time of any breach of any
provision of this Agreement shall be deemed a waiver or a breach of any other provision herein or a consent to any subsequent breach of the same or another provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action.

     7.5  CAPTIONS AND HEADINGS.     The captions and paragraphs numbers
appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope or intent of this Agreement.

     7.6  COUNTERPARTS.       This Agreement may be executed in counterparts,
each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

     7.7  GOVERNING LAW.      This Agreement has been prepared, negotiated and
executed in, and shall be construed in accordance with, the laws of the State of California.

     7.8  ATTORNEYS FEES      If either party named herein brings an action or
proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action (or proceeding), on trial or appeal or otherwise, shall be entitled to its reasonable attorneys' fees to be paid by the losing party as fixed by the Court (or if applicable, the arbitrator).

     7.9  TIME OF ESSENCE.    Time is of the essence with respect to all matters
contained in this Agreement.

     7.10 INVALIDITY OF ANY PROVISION.    If any provision (or any portion of
any provision) of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity, and enforceability of the remaining provisions (or the balance of such provision) shall not be affected thereby.

     7.11 DRAFTING OF AGREEMENT.    ALC and HEI acknowledge that this Agreement
has been negotiated at arm's length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

     7.12 NO THIRD PARTY BENEFICIARY RIGHTS.   This Agreement is entered into
for the sole benefit of ALC and HEI and no other parties are intended to be direct or incidental beneficiaries of this Agreement and no third party shall have any right in, under or to this Agreement.

     7.13  INCORPORATION OF EXHIBITS.   Each and all of the exhibits attached to
this Agreement are incorporated herein as if set forth in full in this Agreement.

     7.14  INDEMNIFICATION OF HEI BY ALC.    ALC and Affiliate Operators agree
to defend and indemnify HEI from any and all liabilities, obligations, expenses, losses, and costs (including reasonable attorneys' fees) resulting to HEI in connection with the ownership and/or operation of the Properties by ALC or any Affiliate Operator; but expressly excluding from such indemnification, any and all losses, liabilities, obligations, expenses, and costs arising from the normal operations of the Properties and/or relating to or from the obligations
of HEI under this Agreement.   This indemnification by ALC and Affiliate
Operators shall survive the Term of this Agreement.

     7.15 ARBITRATION OF DISPUTES.   Any controversy or claim arising out of or
relating to this Agreement, or the actual or alleged breach of this Agreement, or arising out of or relating to the rights or duties or obligations of the parties inter se in any capacity respecting any matter that could be asserted in
        --------
a dispute by way of complaint, cross-complaint or counterclaim, other than an unlawful detainer proceeding to determine possession of the property, shall be settled by binding arbitration conducted in the City of Santa Monica, California at the offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS") in accordance with the following rules and procedures: (I) the parties may agree on a retired judge from the JAMS panel; if they are unable to agree within five
(5) days of the initiation of arbitration, JAMS shall provide each party a list of three available judges and each party may strike one, the remaining judge or if more than one judge is remaining, then the judge selected by JAMS of the remaining judges will serve as the arbitrator; (ii) arbitration may be initiated by sending written notice of an intention to arbitrate to all parties and to JAMS, the notice must contain a description of the dispute, the amount involved, and the remedy sought; (iii) the arbitrator will schedule a prehearing conference within ten (10) days to reach agreement on procedural matters, arrange for exchange of information, permissible discovery as the arbitrator shall order, obtain stipulations, and attempt to narrow the issues and set a hearing date within twenty (20) days after the prehearing conference; (iv) it is the parties' objective to expedite the arbitration proceedings by reducing and expediting discovery as provided by the Discovery Act pursuant to Sections 1985, et seq. of the Code of Civil Procedure. Either party, prior to the prehearing conference, can make written demand for lists of the witnesses to be called and the documents to be introduced at the hearing, such lists to be served by both parties within fifteen (15) days of the demand. Depositions or other discovery procedures may be taken for discovery only as ordered by the arbitrator at the prehearing conference or thereafter; (v) judicial rules of evidence and procedure relating to the conduct at the hearing, examination of witnesses, and presentation of evidence do not apply, any relevant evidence shall be admitted by the arbitrator if it is the sort of evidence on which responsible persons are accustomed to rely on in the conduct of serious affairs regardless of the admissibility of such evidence in a court of law; (vi) the arbitrator may grant any remedy or relief which is just and equitable, the award must be in writing and signed by the arbitrator and contain a concise statement of the reasons in support of the decision and be mailed promptly to the parties within ten (10) days from the closing of the hearing; (vii) the award can be judicially enforced pursuant to Section 1285 et seq. of the Code of Civil Procedure, is final and binding and there is no direct appeal from the award on the grounds of error in the application of law; (viii) all rights or remedies of the parties, or any of them, to the contrary are hereby expressly waived except the right to obtain preliminary relief, pending the commencement of arbitration of the disputed matters; (ix) except for such preliminary relief, prior arbitration pursuant to the provisions hereof shall be a condition precedent to the bringing of any action, suit, or proceeding by any party subject to this Agreement, for any form of relief against a party subject to this Agreement; (x) notwithstanding any provision of the aforesaid rules or Statutes to the contrary, the refusal or failure of any party to appear at or participate in any hearing or other portion of any arbitration proceeding pursuant to this paragraph shall not prevent any such hearing or proceeding _from going forward, and the arbitrator is empowered to make a decision or render an award, or both, ex parte, which shall be binding on such party as fully as though such party had fully participated in such hearing or proceeding; and (xi) the prevailing party in any arbitration proceeding pursuant to this paragraph shall be entitled to an award for such party's expenses and attorneys' fees in connection therewith, and the cost of conducting the arbitration proceeding shall be borne by the losing party. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by any party of any material provision of these instructions, the other party or parties would not have any adequate remedy at law. It is, therefore, expressly agreed that the rights of the parties hereunder may be specifically enforced by the arbitrator making an order for specific performance and such other equitable relief as is provided under the
laws of the State of California.   Arbitration shall be the exclusive dispute
resolution process in the State of California.




          IN WITNESS WHEREOF, ALC AND JOINT VENTURE have executed this Agreement as of the Agreement Date.


                              "ALC"

                              ASSISTED LIVING CONCEPTS, INC.,
                              A NEVADA CORPORATION


                              By: /s/
                                  -----------------------------

                              Its:_____________________________

                              "JOINT  VENTURE"

                              "HEI"
                              HEALTH EQUITY INVESTORS, LLC,
                              A  CALIFORNIA LIMITED LIABILITY COMPANY


                              By: /s/
                                  -----------------------------

                              Its:_____________________________

                                    AND


                                    "ALC"

                             ASSISTED LIVING CONCEPTS, INC.,
                             A NEVADA CORPORATION


                             By: /s/
                                 -----------------------------

                             Its:_____________________________

                                  EXHIBIT "A"
                                  PROPERTIES


      PROPERTY          FIRST REVENUE MONTH
-------------------------------------------

Taylor House
Findlay, Ohio           May, 1997

Campbell House
Bel Fontaine, Ohio      May, 1997

Oakley House
Greenville, Ohio        April, 1997

Kingsbury House
Defiance, Ohio          April, 1997

Blanchard House
Kenton, Ohio            April, 1997